Ex. No. 99.(e)(5)

FOURTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT, effective as of December 13, 2017 (this “Amendment”), to the Distribution Agreement (the “Agreement”) dated as of January 1, 2008, as amended, by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, and Quasar Distributors, LLC, a Delaware limited liability company. Harding Loevner LP, a Delaware limited partnership and the investment adviser to the Company, is a party hereto solely with respect to Section 5.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which each party acknowledges, the parties hereby amend the Agreement as follows:

AMENDMENT

1.	Notwithstanding anything to the contrary in Section 5 of the Agreement, the Company may pay fees and expenses to Quasar from sources other than Rule 12b-1 fees payable by the appropriate Fund, provided that a duly authorized officer of the Fund determines that such payment is permissible under applicable law and regulations, including Rule 12b-1.

2.	Except as amended here, the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts, each of which may be executed by less than all of the Parties hereto, and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

QUASAR DISTRIBUTORS, LLC		HARDING, LOEVNER FUNDS, INC.		HARDING LOEVNER, LP

By:	/s/ James Schoenike	By:	/s/ Richard T. Reiter	By:	/s/ David R. Loevner
Name:	James Schoenike	Name:	Richard T. Reiter	By:	/s/ David R. Loevner
Title:	President	Title:	President	Title:	President and Chief Executive Officer